UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

_____________________

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2015

WL ROSS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-36477	46-5188282
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1166 Avenue of the Americas
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(212) 826-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 13, 2015, Robert S. Miller notified the Board of Directors (the “Board”) of WL Ross Holding Corp. (the “Company”) of his resignation from the Board and its Audit and Compensation Committees.   Mr. Miller was recently appointed to serve as President, Chief Executive Officer and Director of International Automotive Components Group (“IAC”).  Due to the relationships between an affiliate of the Company’s sponsor, WL Ross & Co. LLC (“WL Ross”), and IAC, and relationships between several of the Company's executive officers at IAC, Mr. Miller has resigned as one of the Company's independent directors.  Funds managed by WL Ross are significant shareholders of IAC and executive officers of the Company serve on the Board of Directors of IAC.

After giving effect to Mr. Miller’s resignation, the company’s Board of Directors no longer has a majority of independent directors as required by NASDAQ Marketplace Rule 5605(b)(1) and the audit committee of the Board no longer has three members as required by NASDAQ Marketplace Rule 5605(c)(2)(A). The Company informed NASDAQ of the foregoing and received on August 14, 2015 a notice from NASDAQ regarding its non-compliance with these rules. The NASDAQ notice stated that the NASDAQ Marketplace Rules have a cure period for both the majority independent board requirement and the audit committee membership requirement, which gives the Company until the earlier of the Company's next annual meeting of shareholders or August 13, 2016 to regain compliance. The Company intends to regain compliance with these rules in the near term.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information regarding Mr. Miller’s resignation contained in Item 3.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WL Ross Holding Corp.

Date: August 19, 2015	By:	/s/ Michael J. Gibbons
	Name:	Michael J. Gibbons
	Title:	Chief Financial Officer